Exhibit 10.1

TENGION, INC.
AMENDED AND RESTATED
MANAGEMENT SEVERANCE PAY PLAN

Effective as of March 15, 2012

1.    Purpose.  The purpose of the Tengion, Inc. Severance Pay Plan (the “Plan”) is to grant severance benefits to certain Eligible Employees (as defined below) of Tengion, Inc. (the “Company”) whose employment is terminated under the circumstances specified in the Plan.  This document is intended to serve as both the plan document and the summary plan description.

2.    Prior Plans.  This Plan replaces and supersedes all prior severance plans, programs or arrangements of the Company which otherwise would be applicable to an Eligible Employee hereunder.  If requested by the Company, an Eligible Employee shall execute a written acknowledgement that this Plan replaces and supersedes all prior severance arrangements, including any such arrangements in such Eligible Employee’s offer letter of employment, prior to being eligible to participate in this Plan.

3.    Effective Date.  The Plan’s effective date is the date this Plan is approved by the Company Board of Directors (the “Board”), which date is set forth above (the “Effective Date”).  It applies to all Eligible Employees who are terminated from employment after the Effective Date of this Plan.  The Plan shall terminate once all benefits hereunder have been paid.  The Company has reserved the right to amend the Plan at any time.

4.    Eligibility.  To be eligible to participate in this Plan, an individual must be an employee of the Company with a title of Vice President or above (an “Eligible Employee”) and satisfy the following requirements:

(a)	be classified by the Company as a regular full-time or part-time employee of the Company;

(b)	not be classified by the Company as a temporary employee;

(c)	be on the active payroll of the Company or on a recognized and approved leave of absence;

(d)
either (1) be terminated from employment as a result of a job elimination, workforce reduction or reorganization, or other reason (other than any termination for “cause”); or (2) terminate employment for “Good Reason” (as defined below);

(e)	not be offered the same or a similar position with the Company or another company that succeeds to any part of the business of the Company within 50 miles of the individual’s current work location;

(f)	continue to work at the Company and to perform the job duties assigned by the Company in a satisfactory manner through the termination date selected by the Company;

(g)	sign and deliver to the Company a general release in the form specified by the Plan Administrator; and

(h)	be designated by the Company as an Eligible Employee.

An individual's eligibility to participate in this Plan shall be determined by the Company, in its sole discretion, and without regard to any administrative or judicial determinations as to the individual's employment status.

For purposes of this Plan, “Good Reason” shall mean (1) a material adverse change in the employees duties, authority or responsibilities without his/her agreement; (2) a change without the employee’s consent in the principal location of his/her office to an office that is more than fifty (50) miles from the Company’s office in which such employee is then located; or (3) the Company’s material failure to pay the employee his/her compensation or benefits when due, a reduction of the employee’s salary (other than pursuant to an across-the-board reduction in the compensation of all senior management provided that such reduction is in all material respects proportionately equal amongst all such members of senior management); or (4) any other material breach by the Company of its obligations under this Plan or such employee’s offer letter; provided that in any case such employee must provide the Company with written notice of his/her intention to terminate his/her employment for Good Reason, give the Company an opportunity for thirty (30) days following receipt of such notice to cure, if the event is capable of being cured, or if not capable of being cured, to have the Company’s representatives meet with the employee and his/her counsel to be heard on whether Good Reason exists for the employee to terminate employment.

5.    Benefits.  Subject to the provisions of Section 7 hereof, an Eligible Employee shall be entitled to benefits under this Plan in such amount as specified in this Section 5.  Benefits shall be subject to all applicable federal and state tax withholding, including FICA, and any other requirements of law.

(a)
Benefits payable under this Plan shall be determined based upon (1) the Eligible Employee’s position within the Company at the time of termination or, in the case of any employee whose title is Vice President or above, at the onset of the condition that serves as the basis of a Good Reason termination, and (2) in some cases, the numbers of years of service, in each case as specified on Exhibit A to this Plan.

(b)	Benefits payable under this Plan shall be in addition to any pay for accrued, but unused, vacation days to which a terminated employee may be entitled.

(c)
Benefits payable under this Plan shall not be considered "compensation" for purposes of determining any benefits provided under any pension, savings, change in control or other benefit plan maintained by the Company.

(d)	Benefits payable under this Plan shall not otherwise entitle any individual to the continuation of health or any other benefit offered by the Company except as specified in Section 6(b) below.

6.    Payment of Benefits.

(a)
Benefits payable under this Plan shall be paid at the discretion of the Company in (i) one lump sum installment or, (ii) installments in which fifty percent (50%) of the Benefits shall be paid in one lump sum installment and the remaining fifty percent (50%) paid in monthly amounts according to the Company’s regular payroll schedule beginning as soon as administratively practicable, after the date of the employee’s termination of employment, and such payments shall end no later than December 31 of the second calendar year following the year of termination of employment; provided, however, failure to deliver the general release required in Section 4(g) and described in Section 7 to the Company within the timeframe established by the Company shall result in forfeiture and non-payment of any benefits payable under this Plan.  All benefits payable hereunder shall be subject to applicable tax withholding.

(b)	Medical Benefits

(i)
An Eligible Employee who is receiving Company medical coverage (medical and/or dental benefits) at the time of his or her termination of employment may elect to continue such coverage for himself and his family members who are "qualified beneficiaries" as such term is defined in the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").  The cost of COBRA continuation coverage for such Eligible Employee for the duration of the Severance Period described in Exhibit A shall be the employee contribution amount paid by similarly situated active employees.  After the Severance Period described in Exhibit A ends, the cost of COBRA continuation coverage for such Eligible Employee will be the full cost of coverage plus a 2% administrative fee, as permitted under COBRA, for the remainder of the COBRA continuation coverage period.

(ii)	The continuation of medical coverage under this Section 6(b) shall be consistent with the terms of COBRA.

(iii)
The Company's obligation to provide continuation of medical coverage under this Section 6(b) is dependent on the Eligible Employee's eligibility for COBRA continuation coverage and the Eligible Employee's payment of any required contributions toward the cost of coverage.  Should the Eligible Employee cease to be eligible for COBRA continuation coverage or fail to pay any required contributions toward the cost of coverage, the Company's obligation to provide continuation coverage shall cease.

(iv)
To the extent Benefits payable hereunder are paid in a single lump sum amount as set forth in Section 6(a)(i), an Eligible Employee's payment for COBRA continuation coverage will be made on an after-tax basis in accordance with the timing requirements of COBRA.  To the extent Severance Benefits payable hereunder are paid in monthly amounts according to the Company's regular payroll schedule as set forth in Section 6(a)(ii), an Eligible Employee's payment for COBRA continuation coverage shall automatically be deducted from the Eligible Employee's Severance Benefit on an pre-tax basis, as permitted by law.

(c)
Benefits payable under this Plan shall be offset by the individual’s indebtedness to the Company; (ii) any amount which may be due to the individual under any and all agreements between the individual and the Company, whether verbal or written, including but not limited to any employment agreements; and (iii) any other severance or termination payment made to the individual pursuant to a separate agreement or plan, excluding any post-termination benefits payable under any Company-sponsored pension or savings plan.  Notwithstanding the foregoing, no benefits payable under this Plan shall be offset by benefits payable to the Eligible Employee under the Company’s Change In Control Payment Plan.

(d)
Severance Benefits.  Notwithstanding the foregoing, Severance Benefits as set forth in Exhibit A do not include amounts that exceed two times the Eligible Employee’s annual compensation (limited to the amount permitted to be taken into account under Section 401(a)(17) of the Code) for the calendar year preceding the year of termination of employment.

7.           Requirement of Effective Release:  Integration with Other Benefits or Notice Requirements.

(a)
As indicated in Section 4(g) hereof, the Plan Administrator requires that as a condition of eligibility for benefits provided hereunder, the employee must sign a general release in the form specified by the Plan Administrator and such release shall be effective in accordance with its terms.  The failure or refusal of an Eligible Employee to sign such a release or the revocation of such a release, to the extent permitted by its terms, shall disqualify the employee from receiving benefits hereunder.  If an employee files a lawsuit, charge, complaint or other claim asserting any claim or demand within the scope of any such release, the Company, whether or not such claim is valid, shall retain all rights and benefits of the release.

(b)
Except as otherwise provided herein, benefits provided under this Plan are the maximum benefits that the Company will pay on account of a severance from service.  To the extent that any federal, state or local law, including, without limitation, any plant closing law, requires the Company to give advance notice or make a payment of any kind to an Eligible Employee because of that employee's involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits provided under this Plan shall be applied toward any such payment and not paid in addition to such required payment, except where expressly prohibited by such federal, state or local law.  To the extent legally permitted, the benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of an Eligible Employee's involuntary termination for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan.

8.    Plan Administrator.  The Plan Administrator shall have the powers necessary to determine, in its discretion, all questions concerning the administration of the Plan, including questions of eligibility and of the amount of any benefits payable hereunder.  In addition, the Plan Administrator shall have full authority to interpret and apply the provisions of the Plan, including authority to correct any defects or omissions or to reconcile any inconsistencies herein, in such a manner and to such an extent as it shall deem necessary or desirable to effectuate the Plan.  The Plan Administrator may make such rules and regulations for the administration of the Plan as it deems necessary or desirable.  Any determination by the Plan Administrator within the scope of its authority and any action taken thereon in good faith shall be conclusive and binding on all persons.

9.    Claims Procedure.  All claims for benefits under the Plan by an Eligible Employee shall be made in writing to the Plan Administrator within sixty (60) days of the date of the alleged occurrence giving rise to the claim.  If the Plan Administrator, and/or any such group or individual that has been delegated the authority to resolve claims, believes that the claim should be denied, the claimant shall be notified in writing of the denial of the claim within ninety (90) days after the Plan Administrator's receipt of the claim, but this period may be extended by the Plan Administrator for up to an additional ninety (90) days in special circumstances.  If additional information is needed from the claimant for the Plan Administrator to decide the claim, the claimant will be given 45 days from the notice date to provide the specified information.

If a claim is wholly or partially denied, the Plan Administrator’s notice shall (a) set forth the specific reasons or reasons for the denial, making reference to the pertinent provisions of the Plan on which the denial is based; (b) describe any additional material or information that should be received before the claim may be acted upon favorably and explain the reason why such material or information, if any, is needed; and (c) inform the claimant of his or her right pursuant to this Section 9 to request review of the decision by the Plan Administrator.

A claimant who believes that he or she has submitted all available and relevant information may appeal the denial of a claim to the Plan Administrator by submitting a written request for review within sixty (60) days after the date on which such denial is received.  Such period may be extended by the Plan Administrator for good cause shown.  The person making the request for review may examine the Plan documents and the request for review may discuss any issues relevant to the claim appeal.  The Plan Administrator shall decide whether or not to grant the appeal within sixty (60) days after receipt of the request for review, but this period may be extended by the Plan Administrator for up to an additional sixty (60) days in special circumstances.  The Plan Administrator's decision shall be in writing, shall include specific reasons for the decision, shall refer to pertinent provisions of the Plan on which the decision is based, and shall be conclusive and binding on all persons for all purposes.  Claimants must exhaust all claim and appeal opportunities available under this Plan before any lawsuit is filed with respect to a claim.

10.    Funding.  Benefits payable under the Plan are unfunded and shall be paid from the general assets of the Company.  No trust fund or other segregated fund shall be established for the purpose of paying benefits hereunder.

11.    Amendment and Termination.  This Plan may be amended at any time and for any reason by action of the duly authorized officers of the Company.

12.    Assignment or Alienation.  Assignment or alienation of any benefit provided by the Plan will not be permitted or recognized except as otherwise required by applicable law.  The Plan shall not confer upon any person any right to be employed by, or to be continued in the employment of, the Company or any affiliate thereof.

13.    Severance Pay Plan Limitations under ERISA.  The Company intends that this Plan constitutes a "severance pay plan" under Department of Labor Regulations section 2510.3-2(b), and any ambiguities in this Plan shall be construed to effect that intent.  As a severance pay plan, notwithstanding any other provisions of this Plan:  payments hereunder shall not be contingent, directly or indirectly, upon the retirement of any employee or offset by any retirement benefit payable; the total amount of severance payments made and the value of other benefits provided under this Plan to any employee shall not exceed twice the employee's annual compensation during the year immediately preceding the termination of such employee's employment; and all payments to an employee under this Plan shall be paid within 24 months after the termination of the employee's employment.

14.    Code Section 409A Status.  The Company intends that benefits provided under this Plan are exempt from the limitations of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because they satisfy the requirements of the separation pay plan exemption set forth in Treas. Reg. §1.409A-1(b)(9)(iii).  Benefits under this Plan (a) are provided only upon an involuntary separation from service, (b) do not exceed two times annual compensation (limited to the amount permitted to be taken into account under Section 401(a)(17) of the Code) for the calendar year preceding the year of termination of employment, and (c) are paid no later than December 31 of the second calendar year following the year of termination of employment.

15.    Statement of ERISA Rights.  Each Eligible Employee covered by the Plan is entitled to certain rights and protections under ERISA.  ERISA provides that all Plan Participants shall be entitled to:

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series) and any updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

******

No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.  If your claim for benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if Plan fiduciaries discriminate against you for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210, http://www.dol.gov/ebsa/.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-800-997-7542.

16.    Additional Information.

Plan Sponsor/ Plan Administrator/Named Fiduciary	Tengion, Inc.
Address:	3929 Westpoint Blvd., Suite G, Winston-Salem, NC 27103
Telephone Number:	336-722-5855
Employer Identification Number:
Plan Number:
Plan Year:	January 1 - December 31
Type of Plan:	Severance pay plan -- the Plan is self-administered by the Company.
Agent for Service of Legal Process:	Legal Process must be served on the Plan Administrator

Exhibit A

Severance Benefits

Title	Severance Benefits
Chief Executive Officer	12 months Salary plus Bonus Payment
Vice President and above (excluding CEO)	10 months Salary plus Bonus Payment

“Salary” means an amount equal to the Eligible Employee’s annualized base salary for the year in which employment terminates.

“Bonus Payment” means the Eligible Employee’s Target Annual Bonus for the year in which employment terminates plus the Eligible Employee’s Prorated Annual Bonus for the year in which employment terminates; Bonus Payment shall also mean the amount of any bonus earned but not yet paid in respect of any recently completed calendar year.

“Target Annual Bonus” means an amount equal to the Eligible Employee’s target annual bonus (assuming payment at 100% level) for the year in which employment terminates.

“Prorated Annual Bonus” means an amount equal to the Eligible Employee’s prorated target annual bonus (assuming payment at 100% level) for the year in which employment terminates, calculated by dividing the number of days such employee was employed by the Company for the year in which termination of employment occurs divided by 365.

"Severance Period" is the number of months and/or weeks of Salary to which the Eligible Employee is entitled as a Severance Benefit as set forth in Exhibit A.